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                                                                      Exhibit 99
                                                                      ----------

                                                           For Immediate Release


  LOCKHEED MARTIN AND NORTHROP GRUMMAN
  TO FORM STRATEGIC COMBINATION

  $11.6 billion transaction to create $37 billion global technology leader


  BETHESDA, Maryland/LOS ANGELES, California, July 3, 1997 -- Lockheed Martin (NYSE:LMT) and Northrop Grumman (NYSE:NOC) announced today that their respective boards of directors unanimously approved a definitive agreement to combine the companies to further enhance efficiencies and increase global competitiveness. Following shareholder approvals and U.S. government regulatory reviews, the transaction will create a leading, broad-based technology company with estimated 1997 revenues of approximately $37 billion and nearly 230,000 employees.

  Under terms of the agreement, Northrop Grumman shareholders will receive
  1.1923 shares of Lockheed Martin common stock for each share of Northrop Grumman stock. The transaction is expected to close by the end of 1997.

  "As our industry becomes increasingly global, we must constantly improve efficiencies to compete in the 21st century worldwide marketplace," said Norman R. Augustine, chairman and chief executive officer of Lockheed Martin. "In bringing together these two healthy, well-matched companies, we will meet our commitments to reduce costs for our customers, increase long-term opportunities for employees and enhance shareholder value."

  The combination is consistent with Lockheed Martin's long-term growth strategy to expand core businesses and move into closely related emerging markets. Key impacts on its lines of business will be to:

       -- Expand critical mass, economies of scale and synergy opportunities in electronics, military aircraft, commercial aerostructures and information systems;

       -- Increase breadth and depth in key technological discriminators, such as composites, data processing, stealth, sensors, microelectronics and manufacturing;

       -- Enhance systems engineering and platform integration capabilities.
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  It is anticipated that the transaction will be accounted for as a pooling-of-interests; however, the impact of other transactions under consideration could, if consummated, result in accounting for the transaction as a purchase. Financially, the transaction is expected to be neutral to 1998 earnings and increasingly accretive thereafter.

  Augustine noted that "Lockheed Martin and Northrop Grumman have been leaders in consolidating the aerospace industry, and we are now taking the logical next step in combining together to shape the future. Both corporations have successfully integrated multiple operations and cultures, while maintaining focus on program performance and mission success. We fully intend to combine these two companies with the same spirit of teamwork and emphasis on performance."

  "We enter this transaction in the strongest position in our history, which augurs well for the future," said Kent Kresa, chairman of the board, president and chief executive officer of Northrop Grumman. "Another plus is that our two companies have worked together successfully, including on such major current programs as the Joint Strike Fighter, the F-22, the Apache Longbow, and airborne early warning systems. We think this is a great opportunity to combine our unique skills and dedicated employees for the benefit of our customers and shareholders, as well as our employees."

  Kresa will join the Lockheed Martin board of directors along with two other members of the Northrop Grumman board to be determined. Kresa also will serve as vice chairman of Lockheed Martin and will have a strong role in the transition.

  Dr. Vance D. Coffman, who will become vice chairman and chief executive officer of Lockheed Martin on August 1, reaffirmed Lockheed Martin's continuing commitment to serving as a merchant supplier, including supporting The Boeing Company and other teammates around the world on various existing and future programs.

  Bear, Stearns & Co., Inc. and Lehman Brothers, Inc. are acting as financial advisors to Lockheed Martin. Northrop Grumman is being advised by Salomon Brothers.

  Lockheed Martin, headquartered in Bethesda, Maryland, is a global technology company with 1996 sales of $27 billion. The Corporation provides space and missile systems, electronics, military aircraft, information systems, systems integration and a broad range of services to U. S. and international governments and commercial customers. It has 180,000 employees worldwide.
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  Northrop Grumman, headquartered in Los Angeles, California, is a leading designer, systems integrator and manufacturer of military surveillance on combat aircraft, defense electronics and systems, airspace management systems, information systems, marine systems, precision weapons, space systems and commercial and military aerostructures. The company currently employs more than 45,000 people and had 1996 sales of approximately $8 billion.

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  CONTACT: Lockheed Martin News & Information, 301/897-6352
              Northrop Grumman Corporate Communications,
              310/553-6262